UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2020 (July 20, 2020)

Singlepoint Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53425	26-1240905
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2999 North 44th Street, Suite 530 Phoenix, AZ	85018
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 711-2009

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8 K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a 12 under the Exchange Act (17 CFR 240.14a 12)

☐     Pre commencement communications pursuant to Rule 14d 2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐     Pre commencement communications pursuant to Rule 13e 4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On July 20, 2020 Singlepoint Direct Solar LLC (referred to as “Direct Solar of America”, a subsidiary of Singlepoint Inc., the “Company”) entered into a letter of intent (the “Letter of Intent”) with Standard Eco LLC (“Standard Eco,” a developer and installer of grid tied solar electric systems). Pursuant to the Letter of Intent Direct Solar of America would acquire Fifty One Percent (51%) of the interests of Standard Eco in exchange for Fifty Thousand Dollars ($50,000) and shares of common stock of the Company (the “Shares”) valued at Five Hundred Fifteen Thousand Dollars ($515,000), based on the 10 day volume weighted average price of the common stock immediately preceding the closing date or dates defined in the definitive agreement. The Letter of Intent provides: (i) that the holders of the Shares will agree to enter into voting agreements to vote along in concurrence with board of directors of the Company for a three-year period, (ii) Seventy Percent (70%) of the quarterly net profits (if any) to be distributed in accordance with ownership percentages within 45 days of the end of the quarter or when the financial statements for each quarter are prepared, (iii) Twenty Percent (20%) of the annual profit (if any) shall remain in the company for working capital or general corporate purposes, (iv) the remaining annual profit (if any) shall be distributed within 45 days of the end of the calendar year or when the annual financial statement are prepared, and (v) retain certain employees of Standard Eco for a period of at least two years.

The closing of the transactions set forth in the Letter of Intent are contingent on satisfactory completion of due diligence, and entry into suitable definitive documentation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SinglePoint Inc.

Dated: July 28, 2020	By:	/s/ William Ralston
William Ralston
President

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